EXHIBIT 10(y)

May 19, 2008

Shawn M. Donovan
6003 Haley Way
Frisco, TX 75034

Dear Shawn:

I am very pleased that your have accepted the position of Global Sales Leader for Acxiom.  I am confident that the sales team and the company will benefit from your experience and leadership.  The purpose of this letter is to inform you of two enhancements that have been added to your compensation package.

The specific enhancements are outlined below:

•
For the FY09 plan year Acxiom guarantees to pay you 50% of the non-prorated total annualized cash incentive opportunity of $227,500 which equals $113,750 less state and federal taxes.  This payment will be made within the normal plan payment cycle which is anticipated to occur in May 2009.

•
You will receive a total signing bonus of $50,000 less state and federal taxes, in accordance with the attached Agreement to Pay Signing Bonus (Attachment A).  This bonus will be paid on May 30, 2008, provided the attached Agreement A had been timely executed and received by Acxiom.

•	All commission and bonuses are subject to pay plan terms and conditions including employment on the date of payout.

I hope that you will find these enhancements to be welcomed features to your total compensation package.  Please let me know what questions you may have.  Again, we are pleased that you have joined the Acxiom team.

Sincerely,

/s/ John Meyer

John Meyer
CEO and President
Acxiom Corporation